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                                                                   EXHIBIT 10.15




               AMENDED AND RESTATED JAMS MANUFACTURING AGREEMENT

         THIS AGREEMENT is made and entered into as of March 3, 1997 by and between Roseland Manufacturing, Inc., a Delaware corporation (hereinafter referred to as "Seller"), and International Home Foods, Inc., a Delaware corporation (hereinafter referred to as "Purchaser").

                                  WITNESSETH:

         WHEREAS, American Home Food Products, Inc., a Delaware corporation and Seller entered into a Jams Manufacturing Agreement as of January 21, 1994 and said Agreement was assigned by American Home Food Products, Inc. to Purchaser on November 1, 1996; and

         WHEREAS, Purchaser and Seller wish to further amend such Agreement and to execute this Amended and Restated Jams Manufacturing Agreement in order that Purchaser may continue to purchase Product from Seller, and Seller may continue to sell Product to Purchaser, in each case upon the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       DEFINITIONS

As used herein, the following terms shall have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

         A "Case" of any finished Product means the stockkeeping-unit (sku) of such finished Product, provided, however that shippers, multi-packs and other multiple case units, notwithstanding their identification as SKUs, comprise multiple quantities of equivalent cases of base SKUs.

         "CD Limit" means the aggregate amount equal to (i) 2% multiplied by
(ii) the Overall Cost per Case for each Case of Product purchased by Purchaser hereunder during the twelve months preceding the date of the occurrence to which the CD Limit is applied.

         "Consequential Damages" means any indirect or consequential damages arising from, relating to or in connection with this Agreement, whether arising from or relating to breach of warranty, agreement or covenant, negligence, strict liability in tort or other causes.

         "Direct Labor Cost" means the Standard Cost of direct labor utilized in the production of Product, including the cost of fringe benefits, allocated to Product in a manner consistent




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with current practices in effect for allocation of such labor cost to all products manufactured by Seller, as set forth in Schedule 1 to Exhibit B hereto.

         "Force Majeure" shall have the meaning ascribed to such term in
Section 10.

         "Intellectual Property Right" means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing), trade dress, logos, labels, labeling and other indicia of ownership, or any other similar type of proprietary intellectual property right.

         "Manufacturing Facility" means Seller's manufacturing facility located at 426 Eagle Rock Avenue, Roseland, New Jersey.

         "Materials" means all materials and ingredients necessary for the manufacture, labeling, packing and storage of Product which Purchaser has purchased from Seller pursuant to Exhibit B hereto.

         "Materials Cost" means the cost of Materials purchased by Seller to be utilized in the production of Product.

         "Overall Cost" means, per Case of any Product at any time, the sum of
(i) the Standard Cost of Materials utilized plus (ii) Direct Labor Cost plus
(iii) Overhead Cost, in each case per Case of such Product in effect at such time.

         "Overhead Cost" means the Standard Cost of overhead incurred at the manufacturing plant of Seller where Product is manufactured, allocated to Product in a manner consistent with Seller's current practices in effect for allocation of overhead cost to all products manufactured by Seller, as modified by Section 5, as set forth in Schedule 1 to Exhibit B hereto.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization.

         "Product" means any and all jam, jelly and preserve products manufactured for and marketed by Purchaser including, but not limited to, the products listed in Exhibit A hereto.

         "Product Defect" means any defect in any Product including, without limitation, in the workmanship, in the manufacture of, in the ingredients or raw materials comprising or in the labeling or packaging of any Product.

         "Standard Cost" with respect to Materials Cost, Direct Labor Cost or Overhead Cost, as the case may be, means the cost thereof that is based on expected yields and utilizations consistent with current budgeting practices, as modified by Section 5, as set forth in Schedule 1 to Exhibit B hereto.




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         "Term" means the term of this Agreement as described pursuant to
Section 6.

2.       PRODUCTION; PRODUCT SPECIFICATIONS

         (a) During the Term hereof, Seller agrees to manufacture, package and sell to Purchaser, and Purchaser agrees to purchase from Seller, Purchaser's total requirements of Product, subject to Section 2(d).

         (b) Purchaser agrees to purchase Product from Seller and Seller agrees to sell Product to Purchaser pursuant to the purchase order procedures described in section 3.

         (c) Product delivered hereunder shall be manufactured in accordance with current production standards and practices at the Manufacturing Facility. Either party may, from time to time, during the Term, request the approval of the other party to a change in such standards or practices, which approval shall not be unreasonably withheld; provided that if any such requested change is not agreed to, the standards and practices in effect immediately prior to the time of such request shall remain valid and in effect. Any and all changes to such practices and standards shall be made only pursuant to written agreement of the parties as aforesaid; provided that Seller shall be entitled to increase its Standard Costs of production to the extent of any increase in production costs resulting from any change in production standards or practices pursuant to this Section 2 (c) from those in effect on the date hereof; and provided further that if Seller notifies Purchaser of any such increases in its Standard Costs of production, Seller shall furnish Purchaser with documentation reasonably satisfactory to Purchaser evidencing the increase in the Standard Costs of production.

In the event that the production standards and practices are changed by mutual agreement pursuant to this Section 2 (c), Seller shall manufacture Product hereunder in compliance with such changed production practices and standards.

         (d) Purchaser has the right, exercisable at its option, to transfer some or all production of Product to other manufacturing facilities prior to the expiration of the Term of this Agreement, provided, however, Purchaser gives Seller 180 days' prior written notice and reimburses Seller for the lower of either (i) fixed costs of contract termination, or (ii) fixed labor and overhead costs remaining in the Term of this Agreement (e.g. lease and labor contract termination costs). Purchaser will be provided access to Sellers facilities to remove equipment and make general repairs as necessary following written notification.

3.       PURCHASE ORDERS

         (a) By December 1 of each year during the term hereof, Purchaser shall provide Seller with an annual forecast for the following calendar year of requirements of Product, by SKU, which shall be updated monthly and shall include notice of any promotional activity and significant changes in case volume activity.




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         (b)     On a regular and frequent basis, which may be daily, Purchaser and Seller (i) shall review the inventory of Product and anticipated sales of the Product; and (ii) agree upon a production schedule which will provide Purchaser with sufficient amounts of Product to maintain appropriate customer service levels. Seller shall be responsible for scheduling shipment of the Product to Purchaser's designated locations based on deployment schedule provided by Purchaser.

         (c) In the event Seller, within five (5) business days after receipt of an annual forecast (or monthly update), notifies Purchaser of its inability to meet such forecast (or monthly update), including the specified delivery dates, the parties shall attempt to arrange a substituted delivery schedule by mutual agreement. Such notice shall include a statement of the reasons for such inability and the amount of Product affected.

         (d) Except in the case of Force Majeure (in which case the provisions of Section 10 shall apply), in the event the parties are unable to agree on a substituted delivery schedule, Purchaser shall have the right to have Product manufactured by parties other than Seller or to undertake manufacture itself, but only if Product can be obtained more expeditiously from an alternative source and only in such amounts and for such periods necessary to make up the difference between the amounts required by Purchaser hereunder and only for such periods Seller is unable to timely supply Product to Purchaser. In that event, Seller agrees to provide Purchaser or its nominee with all technical assistance necessary for the manufacture of Product.

         (e) In accordance with Purchaser's policy, Seller must obtain written approval to purchase more than 50% of the annual requirement for any component item.

4.       PRICING: MATERIALS

         (a) The price for Product ("Price") supplied pursuant to this Agreement shall be determined as set forth in Exhibit B.

         (b) The provisions relating to responsibility and payments regarding purchase and sale of Materials shall be as set forth in Exhibit B.

         (c) Seller represents and warrants that it has entered into written commercially satisfactory arrangements pertaining to the Materials and Purchaser, when it acquires title to and ownership of such Materials in accordance with Section 7 of this Agreement, shall have all the rights and benefits of Seller pursuant to such agreements as if it were Seller. Seller agrees to provide Purchaser with copies of such bailment agreements.




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5.       ADMINISTRATIVE SERVICES: EQUIPMENT RENTAL

         (a) Seller will lease from Purchaser all of Purchaser's manufacturing equipment that is, as of the date hereof, located at the Manufacturing Facility (the "Equipment") in order for Seller to perform its obligations hereunder, for $1 per month.

         (b) Seller and Purchaser agree that the Equipment shall be located in and remain in the Manufacturing Facility at all times, at no cost to Purchaser therefor. Seller will not utilize the Equipment for any purpose other than to manufacture Product or for any other use that the parties shall agree to in writing. The Equipment may not be moved or relocated outside of the Manufacturing Facility by Seller without Purchaser's prior written consent. Seller agrees that it shall not impair the right, title or interest of Purchaser in and to the Equipment, nor shall allow any lien or other encumbrances to be levied thereon,

         (c) Seller will operate and maintain the Equipment in accordance with past practices. Seller agrees to provide routine daily maintenance to the Equipment. Any capital expenditures required in connection with production of Product hereunder shall be subject to Purchaser's approval, which shall not be unreasonably withheld and Purchaser shall be liable for all such capital expenditures.

         (d) Upon exercise of Purchaser's rights under Section 2 (d), Purchaser may remove Equipment from the Manufacturing Facility from time to time upon reasonable notice to Seller, all costs of removal and transporting of Equipment to be borne by Purchaser; provided that after any such removal sufficient Equipment remains at the Manufacturing Facility to enable Seller to perform its production obligations hereunder; provided further that in the event of any such removal, the Direct Labor Cost and Overhead Cost per Case of Product shall be increased to the extent necessary to reflect Seller's increased costs arising from any such removal during the period from commencement of any such removal to expiration or termination of this Agreement pursuant to Section 6 or Section 17.

         (e)     Upon termination of this Agreement, the lease provided for in
Section 5(a) shall terminate and Purchaser shall, as soon as practicable thereafter but in no event later than 30 days after termination of this Agreement, remove the Equipment from the Manufacturing Facility. In the event such Equipment has not been removed within such 30 day period, beginning on the next day, Purchaser shall pay rent to Seller for the use of Manufacturing Facility at the rate of $27,000 per month.

         (f) In the event of the removal of Equipment pursuant to Section 5(d) or 5(e), Purchaser shall pay all costs of removal and transporting of the Equipment and all costs to repair any damage to the Manufacturing Facility caused by removal of the Equipment, which repairs shall include the patching and filling of holes and repair of any structural damage. All repairs shall be completed within 30 days following completion of equipment removal. In the event repairs are not completed within such 30 day period, beginning on the 31st day, Purchaser shall pay rent to Seller at the rate of $27,000 per month until said repairs are completed.




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6.       TERM OF AGREEMENT

         The term of the Agreement shall be twenty-four (24) months, commencing on April 1, 1997 and expiring on March 31, 1999 (the "Initial Term"). Purchaser will be provided the opportunity to discuss with Seller its labor contract strategy and shall be allowed to review and approve contract strategy and contract proposals prior to renewal. Seller will use its best efforts to complete the renewal of its union contract and building lease by September 15, 1998. Purchaser shall have the right, exercisable at its option, to extend the term of this Agreement for an additional period of twenty-four (24) months upon 180 days prior written notice to Seller (the "Option"), to be given no later than September 30, 1998.

7.       DELIVERIES: TITLE AND RISK

         (a) Title to, ownership of and risk of loss with respect to all Materials purchased by Seller shall remain with Seller until purchased by Purchaser as described in Exhibit B hereto, and upon such purchase, title to and ownership of all such Materials shall pass to Purchaser; provided, however, that, except as expressly provided herein, risk of loss shall at all times remain with Seller and Seller shall be liable for any loss of or damage to the Materials including, but not limited to, any shortages in the Materials while in the possession of Seller or Seller's bailees' possessions, subject to the provisions of Section 7 of Exhibit B.

         (b) The parties agree that Purchaser is hereby authorized to file one or more financing statements, continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting Purchaser's ownership interest in the Materials with or without the signature of Seller.

         (c) Shipments shall be made on the approximate date or dates reasonably specified by Purchaser provided orders are received (and a delivery schedule approved) by Seller at least thirty (30) days before such specified date(s).

         (d) All deliveries of Product purchased and sold hereunder shall be F.O.B. the Manufacturing Facility.

         (e) Risk of loss with respect to all Product purchased and sold hereunder shall remain with Seller until delivery to a carrier at the Manufacturing Facility as provided in Section 7 (d). Title to and ownership of all Product (other than the Materials) and risk of loss with respect to such Product purchased hereunder will pass to Purchaser upon delivery to the carrier at the Manufacturing Facility.

8.       PAYMENT TERMS

         Payment of the Price of Product produced hereunder shall be made by Purchaser within twenty (20) days from date of invoice. Seller shall invoice Purchaser weekly based on actual production of Product in the week preceding the date of such invoice. Invoices shall be



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submitted to Purchaser by facsimile transmission on the first business day of each week, and no confirming copy of the invoice shall be required to be mailed to Purchaser.

9.       MATERIALS AND PRODUCT AT TERMINATION

         (A) At the time of expiration or termination of this Agreement pursuant to Section 2(d), 6 or 17:

         (a) Purchaser shall purchase from Seller, at actual cost, all Materials (i) in Seller's possession at such time or (ii) that are subsequently delivered to Seller by the supplier thereof, in each case that Seller has purchased pursuant to Section 1 of Exhibit B that Purchaser has not previously purchased pursuant to the terms of Exhibit B;

         (b) Purchaser shall purchase from Seller (i) all inventories of finished Product manufactured hereunder that have not theretofore been delivered or invoiced to Purchaser and (ii) all Product for which Seller has outstanding orders at such time from Purchaser;

         (c) Purchaser shall pay to Seller all amounts due hereunder less the aggregate amount paid by Purchaser for Materials pursuant to Exhibit B hereto; and

         (d) Purchaser shall assume all obligations of Seller under or in respect of any outstanding orders or agreements made by Seller pursuant to
Section 1 of Exhibit B for the purchase of Materials hereunder; provided that, in the case of clauses (a) and (b) of this Section 9, such Materials and inventories of finished Product are usable and in good order and salable condition and can be used by Purchaser in future production of its products.

         (B) Inventories of finished Product and Materials and work in progress shall be within normal customary levels at the expiration of this Agreement. The parties shall consult with each other from time to time prior to expiration of this Agreement in order to minimize such inventory and work in progress.

10.      FORCE MAJEURE

         Neither party shall be liable to the other party for any delay or default in performance where occasioned by any cause of any kind or extent beyond its reasonable control including, by way of example, but not limitation, any act of God, any act, regulation or law of any government, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labor disturbance, epidemic, equipment breakdown or failure, or failure of suppliers, public utilities or common carriers ("Force Majeure"). The party claiming relief hereunder shall notify the other party in writing of the Force Majeure causing delay or default in performance. Each party shall take reasonable action within its control to alleviate the Force Majeure causing delay or default in performance. During any period in which any Force Majeure prevents Seller from producing or delivering Product in accordance with the terms of this Agreement, Purchaser shall be entitled to purchase Product from any other Person but only for the duration of such period, provided that as soon as Seller notifies




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Purchaser that Seller is able to resume performing its obligations pursuant to this Agreement, (i) Seller's rights under Section 2 shall be deemed thereupon immediately reinstated in full and (ii) Purchaser shall forthwith resume purchasing Product from Seller and shall otherwise perform its obligations in accordance with the terms of this Agreement and Purchaser shall forthwith cease to purchase Product from any other Person.

11.      TRADEMARKS

         (a) Purchaser and Seller agree that Purchaser is, and shall be, the owner of all Intellectual Property Rights relating to Product. Seller shall not make any claim of ownership in or to the foregoing. Title to any other trademarks, or applications filed thereon, relating to Purchaser's sale of Product shall reside in Purchaser. Nothing in this agreement shall constitute Seller in any way as owner, part owner or licensee of the trademarks except to the extent necessary to perform Seller's obligations hereunder. Seller shall make only that limited use of the Intellectual Property Rights in manufacturing, packaging and sale of Product, as provided for herein, or as Purchaser in the future may direct in writing. Seller agrees that it will neither take nor direct any action other than as provided herein, or as Purchaser may from time to time request in writing, which would impair, the rights and interests of Purchaser in Purchaser's Intellectual Property Rights in and to Product. Except as may be otherwise provided herein, upon termination or cancellation of the Agreement, Seller shall discontinue and make no further use of the Intellectual Property Rights with respect to Product. Seller shall not adopt, use, apply for registrations, register or own any such trademarks or any marks confusingly similar thereto with respect to Product, in any country of the world.

         (b) Purchaser represents and warrants as of the date hereof, and shall be deemed to represent and warrant as of each date that Product is delivered hereunder, that it has, as of and since the date hereof, not granted, conveyed, sold, assigned, transferred or otherwise disposed of to any Person, any Intellectual Property Rights in and to any Product.



12.      COMPLIANCE WITH LAWS

         (a) Seller shall manufacture, package, label, store and load for shipment Product, maintain the Manufacturing Facility and dispose of waste and other by-products of manufacture and packaging in conformity with all federal, state and local laws, rules and regulations applicable thereto, including, but not limited to, the federal Food Drug and Cosmetic Act, as amended, the Consumer Product Safety Act, as amended, and the Fair Labor Standards Act of 1938, as amended (collectively "Laws"), except that Purchaser shall be responsible for designing and maintaining labels that comply with such Laws. Seller warrants that Product is not adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, and are articles which, under said Act, may be introduced into interstate commerce.

         (b) Seller shall, within twenty four (24) hours, notify Purchaser of any inspection of the Manufacturing Facility where Product is manufactured by the United States Food and Drug Administration or any other federal, state or local government agency and shall furnish Purchaser with copies of all reports and analyses relating to such inspections where the




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inspections involve Product, its ingredients or the Manufacturing Facility used to manufacture Product; provided that any failure so to notify or furnish shall not constitute a breach of this Agreement. If such inspections are scheduled or conducted with advance notice, Seller shall advise Purchaser and Purchaser shall have the option to attend at the time of such inspection. Duplicate samples of Product given to government agents will be provided to Purchaser, as will duplicates of photographs, if any, taken during the inspection.

         (c) Seller shall be responsible for all licenses and permits, and fees and charges with respect thereto (which fees and charges will be reflected in Overhead Cost set forth in Schedule 1 to Exhibit B), required by applicable Federal, state and local law.

13.      PRODUCT RECALLS

         (a) In the event of a recall of Product required by a governmental agency or authority of competent jurisdiction or if recall of Product is mutually deemed advisable by Purchaser and Seller, such recall shall be promptly implemented and administered by Purchaser in a manner which is appropriate and reasonable under the circumstances and in conformity with accepted trade practices. In the event a recall is required because Product fails to conform with the production standards and practices mutually agreed upon or the warranties of Seller set forth in this Agreement, or at the express request of Seller, Seller shall, subject to Section 15(c), reimburse Purchaser for its reasonable cost and expenses in administering the recall, and the cost of Product and reasonable freight for all amounts of Product recalled. In the event that a recall is required as a result of Purchaser's breach of its obligations hereunder or due to Purchaser's negligence or fault, all reasonable costs and expenses incurred by Seller in connection therewith shall be borne by Purchaser.

         (b) Seller shall, if requested by Purchaser, obtain (to the extent obtainable) product recall insurance with respect to Product produced hereunder in an amount (per occurrence and in the aggregate) (the "Product Recall Insurance Coverage") agreed upon by the parties with an insurer of recognized financial responsibility, and shall cause Purchaser to be included as a co-insured under such insurance; provided that if no such insurance is obtained, the amount of the Product Recall Insurance Coverage shall be deemed to be zero. Purchaser shall pay the insurance premium expense for such insurance and any deductible with respect to any claim under such insurance.

14.      WARRANTY: INSURANCE

         (a) Subject to Section 15(c), Seller warrants that Product sold hereunder (i) shall be in accordance with the production standards and practices mutually agreed upon and (ii) is merchantable, free from defects in material and workmanship and fit for the purposes for which it is intended.

         (b) Purchaser shall inspect each shipment of Product to determine whether Product is as warranted herein. Purchaser shall send Seller a written notice of objections to any shipment ("Rejected Shipment") that fails to meet such warranties within fifteen (15) days of




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receipt of such shipment from the carrier. Such notice shall specify the particulars of Purchaser's finding. In the absence of any such notice within said time, the shipment shall be deemed to comply with such warranties. Purchaser shall follow Seller's instructions as to the return of the Rejected Shipment to Seller, return to be at Seller's expense if the Rejected Shipment is determined to have been validly rejected Seller shall promptly provide Purchaser with replacement Product that conforms to such warranties, which replacement Product (and shipping expenses with respect thereto) shall be at Seller's expense if the Rejected Shipment is determined to have been validly rejected and shall be at Purchaser's expense if invalidly rejected. Seller shall assume all liability for all validly rejected Product and validly rejected Product shall be destroyed, reworked or salvaged (with Purchaser's written consent) by Seller at its sole cost and expense and Seller shall furnish Purchaser with a certificate affirming that same has been done. Any such destruction shall conform to all applicable federal, state and local laws and rules and regulations thereunder. Purchaser's right to inspect and right to replacement of Product not conforming to such warranties shall not preclude Purchaser from exercising or enforcing any other rights or remedies it may have to redress any loss or damage resulting from Seller's failure to supply Product conforming to such warranties. If Seller shall disagree with the finding by Purchaser that such shipment fails to meet such warranties, such dispute shall be resolved by an independent laboratory selected jointly by the parties. All fees and disbursements incurred in connection with such determination shall be borne by the party ultimately determined to have incorrectly judged whether such shipment shall have met such warranties.

         (c) Seller agrees to keep in force All Risk Property Insurance with respect to the Materials owned by Purchaser while such Materials are in Seller's custody, care and control with an insurer of recognized financial responsibility and shall furnish Purchaser with a certificate attesting to such insurance. The insurance premium with respect thereto will be reflected in Overhead Cost set forth in Schedule 1 to Exhibit B and Purchaser shall pay any deductible with respect to any claim under such insurance.

         (d) Seller agrees to obtain and keep in force Products Liability Insurance with respect to Product in an amount not less than $10,000,000 (per occurrence and in the aggregate) with an insurer of recognized financial responsibility, and shall cause Purchaser to be included as an additional insured under such insurance. The insurance premium with respect thereto will be reflected in Overhead Cost set forth in Schedule 1 to Exhibit B, and Purchaser shall pay any deductible with respect to any claim under such insurance.

15.      INDEMNIFICATION: INFRINGEMENT

         (a) Subject to Section 15(c), Seller shall indemnify and hold Purchaser, its directors, officers, employees and agents harmless from and against all liabilities, damages, losses or expenses (including reasonable attorneys' fees and expenses) ("Damages") incurred or suffered by Purchaser arising out of or in connection with (i) any injury, claim or damage resulting from or caused by the manufacture of Product, operation of the Manufacturing Facility or any Product Defect with respect to any Product, including injuries to persons and property arising from such Product Defect or (ii) any breach by Seller of its warranties,




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covenants or agreements hereunder, except to the extent such Damages are caused by the gross negligence or willful misconduct of Purchaser or any breach by Purchaser of its warranties, covenants or agreements hereunder; and provided that Seller shall have no such indemnification obligation with respect to Damages incurred or suffered by Purchaser arising out of or as a result of any Force Majeure.

         (b) Subject to Section 15 (c), Purchaser shall indemnify and hold Seller, its directors, officers, employees and agents harmless from and against all Damages incurred or suffered by Seller arising out of or in connection with
(i) any breach by Purchaser of its representations, warranties, covenants or agreements hereunder or (ii) infringement of any Intellectual Property Right arising from the manufacture by Seller or sale by Seller to Purchaser of any Product hereunder, except to the extent such Damages are caused by the gross negligence or willful misconduct of Seller or any breach by Seller of its warranties, covenants or agreements hereunder; and provided that Purchaser shall have no such indemnification obligation with respect to Damages incurred or suffered by Seller arising out of or as a result of any Force Majeure.

         (c) Notwithstanding any provision in this Agreement to the contrary, (i) the maximum aggregate liability of either party hereto to the other party hereto for any Consequential Damages shall not exceed the CD Limit,
(ii) the maximum aggregate liability of Seller arising from, relating to or in connection with any recall of Product shall be limited to the amount of the insurance proceeds actually received by Seller under the policy referred to in
Section 13 (b) and (iii) the maximum aggregate liability of Seller arising from, relating to or in connection with any injury, claim or damage resulting from or caused by any Product Defect with respect to any Product, including injuries to persons and property arising from such Product Defect, shall be limited to the amount of the insurance proceeds actually received by Seller under the policy referred to in Section 14 (c).

         (d) In the event that a party hereto (the "Indemnifying Party") makes any payment pursuant to its indemnification obligations under this Agreement, it shall be subrogated to all rights of the party indemnified hereunder (the "Indemnified Party") to pursue any claim to receive payment or other consideration from any other third party which may be liable with respect to any claim, suit, action or proceeding for which indemnification was provided. The Indemnified Party shall execute and deliver such instruments and agreements and take such other action as may be required to subrogate the Indemnifying Party to such Indemnified Party's rights to receive such payment or consideration.

16.      ASSIGNMENT

         Neither Seller nor Purchaser may assign its rights or delegate its performance hereunder without the prior written consent of the other party, and any attempted assignment or delegation without such consent shall be void; provided that this Agreement may be assigned or otherwise transferred (a) by Seller to DSD, Inc. ("DSD") provided that DSD expressly assumes in Writing all of Seller's obligations hereunder, (b) by Purchaser to an affiliate of Purchaser, provided that such affiliate expressly assumes in writing all of




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Purchaser's obligations hereunder, which, however, shall not relieve Purchaser from any obligations hereunder, and (c) by either party to (i) any purchaser or successor to all or substantially all of the business of Seller or Purchaser that is responsible for purchasing or selling Product, as the case may be, hereunder or any successor corporation into which it may merge or with which it may be consolidated or to which it may transfer all or substantially-all of its assets, provided in each case that such purchaser or successor corporation expressly assumes in writing all of the obligations hereunder of the assignor or transferor, which, however, shall not relieve either party hereto of any obligations hereunder.

17.      DEFAULT

         If either party shall be in default of any material obligation hereunder, the other party may terminate this Agreement by giving thirty (30) days' written notice to the party in default, specifying the basis for termination, provided that if within thirty (30) days after receipt of such notice the party in default shall remedy the conditions forming the basis for termination, such notice shall cease to be operational and this Agreement shall continue in full force. The right of either party to terminate this Agreement, as herein above provided, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous defaults.

         Notwithstanding the foregoing, the occurrence of any of the following events with respect to a party hereto shall be deemed to constitute a default which shall give rise to an immediate right of the other party to terminate this Agreement without notice:

         (a) insolvency, the making of a general assignment for the benefit of creditors, the suspension of business (except due to Force Majeure) or the commission of any act amounting to a business failure, any change in, or termination of, a party's corporate existence (except a merger, consolidation or reorganization in which the obligations of such party hereunder are expressly assumed in writing by the surviving corporation);

or

         (b) the institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against a party hereto and, if instituted against such party, its consent thereto or the failure to cause such proceedings to be discharged within thirty (30) days thereafter.

18.      RIGHTS UPON TERMINATION

         Upon termination of this Agreement, Seller shall (i) not produce, distribute or market any Product under any Intellectual Property Right owned by Purchaser or make any further use of such Intellectual Property Right and (ii) deliver to Purchaser all copies of Product's production standards and practices, all technical data and any other know-how, documentation or information used in connection with the manufacture and packaging of Product hereunder ("Information") and shall, without the requirement of additional consideration, cooperate with




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
and assist Purchaser with respect to the execution of such documents as Purchaser shall reasonably request to confirm Purchaser's ownership of and rights in such Information.

19.      ACCESS

         (a) Seller shall inspect, according to mutually agreed upon specifications, the Materials received from third parties on receipt thereof, or within five (5) business days after receipt, but, in any event, prior to use by Seller, to ensure that there has been no substitution, adulteration or deterioration of such Materials while en route to Seller. Seller shall immediately notify Purchaser of any such defects discovered in any shipment of Materials received by Seller and shall not use any such defective Materials in the manufacture and packaging of Product.

         (b) Seller shall permit Purchaser, its auditors and other agents to visit and inspect the Manufacturing Facility upon reasonable notice to verify that Product is produced in accordance with agreed upon production standards and practices and that Seller is otherwise in compliance with the provisions of this Agreement.

         (c) The parties agree that in case of an emergency affecting the quality of Product hereunder, a representative of Purchaser shall have reasonable access, upon notice to Seller, to those areas of Seller's premises concerned with or affecting Product, and Seller shall consult with Purchaser in dealing with such emergency.

         (d) Seller shall prepare and maintain at all times books of account and records (specifically including the originals or copies of documents supporting entries in such books of account) relating to the manufacture, packaging and inventories of Product in accordance with generally accepted accounting principles. Upon reasonable notice to Seller, Purchaser, through its duly authorized representatives, shall have the right, during normal business hours, to inspect at the Manufacturing Facility all such books, records and supporting documentation and to verify that the price of Product is in accordance with the terms and conditions of this Agreement and may make copies thereof and take extracts therefrom.




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
20.      MISCELLANEOUS

         (a) Notices. All notices, statements or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by (i) overnight courier or mail or (ii) telecopier with confirming copy mailed, first class postage prepaid, to each of the parties hereto at the following addresses or at such other address as may be designated by such party by notice in writing sent in like manner.

                          For Purchaser:

                          International Home Foods, Inc.
                          1633 Littleton Road
                          Parsippany, New Jersey 07054
                          ATTN: Scott Foos, Sr. V.P. Operations
                          Telecopier:(201) 254-5460

                          For Seller:

                          Roseland Manufacturing, Inc.
                          426 Eagle Rock Avenue
                          Roseland, New Jersey 07068
                          ATTN: David Wenner
                          Telecopier: (201) 228-7461

         (b) Entire Agreement; Inconsistency. This Agreement and the exhibits and schedules hereto contain all of the terms and conditions of sale and purchase of Product and constitute the complete understanding of the parties. No modification or extension of or release from any provision hereof shall be effected by mutual agreement, acknowledgment, Purchaser's purchase order forms, or otherwise, unless the same shall be in writing, signed by both parties hereto and specifically described as an amendment or extension of this Agreement. If there is any inconsistency between the provisions of this Agreement and any invoice, purchase order or other document delivered hereunder or in connection herewith, the provisions of this Agreement shall control.

         (c) Choice of Law; Paragraph Headings. This Agreement and performance hereunder shall be construed and interpreted according to the laws of the State of New Jersey (without regard to its conflict of laws provisions). The paragraph headings used herein have been inserted for convenience only and shall not be used in any way to construe or interpret this Agreement or performance hereunder.

         (d) Independent Contractors. The parties hereto are independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship between the parties. Neither party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

         (e) No waiver. Either party's failure to insist upon strict performance of any provision of this Agreement shall not be deemed to be a waiver thereof. No waiver shall be effective unless specifically made in writing and signed by a duly authorized representative of Seller or Purchaser, whichever party is granting such waiver.

         (f) Severability. If any provision of this Agreement shall be illegal or unenforceable, the remainder of this Agreement shall remain in force and not be affected thereby.

         (g) Counterparts: Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                        ROSELAND MANUFACTURING, INC.

                                        By: /s/ DAVID WENNER
                                           -------------------------------------
                                        Name: David Wenner
                                        Title: President

                                        INTERNATIONAL HOME FOODS, INC.

                                        By: /s/ SCOTT FOOS
                                           -------------------------------------
                                        Name: Scott Foos
                                        Title: Sr. Vice President Operations

         The undersigned hereby unconditionally and irrevocably guarantees to International Home Food Products, Inc. the performance and observance by Roseland Manufacturing, Inc. of every warranty, covenant and agreement of Roseland Manufacturing, Inc. to be performed and observed by Roseland Manufacturing, Inc. contained in this Agreement.

                                        B&G FOOD HOLDINGS, INC.

                                        By: /s/ DAVID WENNER
                                           -------------------------------------

                                        Name: David Wenner
                                             -----------------------------------

                                        Title: President
                                              ----------------------------------


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
                   Exhibit B to Jams Manufacturing Agreement
                               Materials: Pricing

1. Purchasing of Materials. Subject to Purchaser's authorization, which shall be timely given, Seller shall order and purchase all Materials, arrange delivery of all Materials and make payment of all costs of Materials directly to Seller's suppliers. Any purchaser contract which is greater than 50% of the annual requirement must be approved by Purchaser in writing.

         Seller and Purchaser agree that on a monthly basis Purchaser shall purchase the Materials from Seller. Seller shall pay to Purchaser or Purchaser shall pay to Seller, as the case may be, for Materials used during each month by Seller to manufacture and package the Product and/or Materials purchased by Seller during each such month (or at such other times as the parties may mutually agree).

2. Materials Inventory. Seller will perform a physical inventory of Materials each April and October during each year of the Term and upon termination of this Agreement in order to reconcile (i) the actual cost of Materials utilized in the production of Product delivered to Purchaser during the period (the "Inventoried Period") since the last such inventory (or since the start of the Term if no such prior inventory has been performed) and (ii) the amount paid by Purchaser there for.

3. Price of Product. The Price of Product per Case at any time shall be an amount equal to the sum of (i) the Purchaser approved Overall Cost of such Product at such time plus (ii) $0.2025 (the "Markup") of the Overall Cost of such product excluding industrial and bulk products for which a separate "Markup" schedule has been defined in Schedule 1 to Exhibit B.

4. Change in Standard Costs. At the beginning of each calendar year, the Standard Cost of Materials, Direct Labor Cost and overhead Cost set forth in
Schedule 1 to this Exhibit B will be changed by Seller prospectively to reflect expected actual costs on a going forward basis. Any change in any of the above costs will first be reviewed and approved by Purchaser, in writing, which approval shall not be unreasonably withheld.

5. Materials Price Adjustment. At the end of each monthly accounting period, Seller shall calculate the amount (the "Materials Price Adjustment") equal to the aggregate of the actual price paid for Materials (excluding for purposes of this calculation the Markup with respect to such Materials) during such month minus the aggregate standard cost of such Materials. If the Materials Price Adjustment is greater than zero, Purchaser shall pay to Seller the amount of the Materials Price Adjustment. If the Materials Price Adjustment is less than zero, Seller shall pay to Purchaser the absolute value of the amount of the Materials Price Adjustment.

6. Materials Efficiency Adjustment. At the time of each inventory performed pursuant to Section 3 of this Exhibit B, Seller shall calculate the amount (the "Materials Efficiency adjustment") equal to (A) (i) the actual aggregate quantity of Materials utilized in producing Product during the Inventoried Period minus (ii) the aggregate quantity of Materials budgeted to be utilized (based on the number of Cases actually produced) during such period, multiplied by (B) the Standard Cost of Materials during such period. If the Materials Efficiency




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
Adjustment is greater than zero, Purchaser shall pay to Seller one-half of the amount of the Materials Efficiency Adjustment. If the Materials Efficiency Adjustment is less than zero, Seller shall pay to Purchaser one-half of the absolute value of the amount of the Materials Efficiency Adjustment.

7. Production Volume Adjustment. (a) Following the end of each monthly accounting period (each a "Period End") in the Term, Seller shall calculate the amount (the "Labor and Overhead Absorption Variance") equal to the difference between (i) the aggregate cumulative Direct Labor Cost plus Overhead Cost billed to Purchaser with respect to Product produced during the period (the "Relevant Period") minus (ii) the aggregate cumulative Direct Labor Cost and Overhead Cost budgeted to be billed to Purchaser during the Relevant Period. If the Labor and Overhead Absorption Variance is less than zero, Purchaser shall pay to Seller the absolute value of the amount of the Labor and Overhead Absorption Variance.

(b) At the time of each inventory performed pursuant to Section 3 of this Exhibit B, Seller shall calculate the amount (the "Cumulative Labor and Overhead Absorption Variance") equal to the aggregate of the amounts of the Labor and Overhead Absorption Variance calculated for each monthly accounting period (pursuant to Section 7 (a) of this Exhibit (B) since the last such inventory (or since the start of the Term if no such prior inventory has been performed). Based on such calculation:

(I) If the Cumulative Labor and Overhead Absorption Variance is less than zero, Seller shall calculate the amount (the "Under Budgeted Sales Adjustment") equal to (T) direct labor and overhead incurred in producing Product hereunder during the Inventoried Period minus (B) the aggregate Direct Labor Cost and Overhead Cost budgeted to be incurred during such period. If the amount of the Under Budgeted Sales Adjustment is greater than zero, Purchaser shall pay to Seller the amount of the Under Budget Sales Adjustment. If the amount of the Under Budgeted Sales Adjustment is less than zero, Seller shall pay to Purchaser the absolute value of the amount of the Under Budgeted Sales Adjustment.

(II) If the Cumulative Labor and Overhead Absorption Variance is greater than zero, Seller shall calculate the amount (the "Over Budgeted Sales Adjustment") equal to (A) the aggregate actual cost of direct labor and overhead incurred in producing Product hereunder during the Inventoried Period minus (B) the aggregate Direct Labor Cost and Overhead Cost billed to Purchaser with respect to Product produced hereunder during such period. If the amount of the Overbudgeted Sales Adjustment is greater than zero, Purchaser shall pay to Seller the amount of the Over Budgeted Sales Adjustment. If the amount of the Over Budgeted Sales Adjustment is less than zero, Seller shall pay to Purchaser the absolute value of the amount of the Over Budgeted Sales Adjustment.




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